Exhibit 99.3

SIMON PROPERTY GROUP
Conference Call Text
July 31, 2002

Forward Looking Statement

        Good afternoon and welcome to the Simon Property Group second quarter earnings conference call. Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to: national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. We direct you to the Company's various filings with the Securities and Exchange Commission for a detailed discussion of risks and uncertainties.

        Acknowledging the fact that this call may be webcast for some time to come, we believe it is important to note that today's call includes time-sensitive information that may be accurate only as of today's date, July 31st, 2002.

        The Company's quarterly supplemental information package will be filed as a Form 8-K next week. This filing will be available via mail or e-mail. If you would like to be added to the list for email distribution of this information, please notify me, Shelly Doran, at sdoran@simon.com.

        Participating in today's call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer). And now, Mr. Simon will provide opening comments.

Opening Comments

        Good afternoon, and thank you for joining us on our call today.

        As I stated in this morning's press release, the second quarter of 2002 was one of the busiest in our history. The volume of transactions and positive events for our organization was outstanding, and I am very proud of our Company and of all of the individuals responsible for our recent success.

        I want to focus my introductory comments this afternoon, however, on matters of corporate governance and investor confidence. Recent events and the actions of a few have cast a shadow on all of corporate America, creating doubts in the minds of many.

        We spent a significant portion of today's Board meeting discussing corporate governance matters, including the control features in place within our organization, the new Federal legislation, proposed changes within the NYSE governance listing standards, and new SEC certification and proposed accelerated reporting requirements.

        Over the past several months, there has been significant discussion in the public markets regarding the integrity of periodic reporting processes and the involvement of senior executives in those processes. One of the outgrowths of this situation is the recent SEC directive requiring the CEO and CFO of each major U.S. public company to attest to his or her personal knowledge of the accuracy of the public financial information contained in their companies' SEC filings.

        Let me say this emphatically, it is "normal course of business" here at Simon for all material items and transactions to be discussed at length among all members of senior management and reviewed with our Board. One of the hallmarks of our reporting procedures here at Simon is the ongoing involvement in the financial reporting processes and detailed review of results by the chief accounting officer, chief financial officer, chief operating officer and myself.

        The SEC's directive is not completely new for us. If you look back at the SPG annual reports for recent years, you will find that we have been doing a similar validation as our "Report of Management." Steve and I have signed this report each and every year since 1997 and will continue to do so in the future.

        Our company may have its roots in an entrepreneurial real estate environment, but I assure you that we operate as a public company, not a private one. We have a very involved Board and a finance-savvy Audit Committee. We have in place well-developed policies and procedures within our organization. Be assured that we will continue to keep abreast of all new requirements of the applicable governing bodies and take the actions necessary as these rules and regulations are put forth. As requirements are finalized, we will develop, with our Board's input and assistance, appropriate policies and procedures to assure compliance.

        And now I will turn the call over to Steve who will address financial results and capital market activities.

Financial and Operational Results

        Key financial comparisons for the period are:

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  Second quarter diluted FFO per share increased by 12.7%, to $0.89 versus $0.79 in 2001. This performance was driven by strong operating fundamentals, which I'll discuss in greater detail shortly, as well as accretion from our Rodamco acquisition, and the positive impact of a currency hedge and forward contract related to the Rodamco acquisition. These more than offset the $9.7 million, or $0.04 per share, of FFO we received in the second quarter of 2001 from our participation in the Montgomery Ward liquidation that did not repeat in 2002.

  If you will recall from our first quarter call, we took a $5.4 million loss on a currency hedge in the first quarter of 2002, which we knew would reverse itself in the second quarter. Hedging was necessary because the Rodamco shareholders were paid in Euros, not dollars. That reversal, in fact, did happen, except for a $750,000 fee related to the purchase of the cap which remains in other expense, as well as the recognition of an additional gain of $7.8 million. This occurred due to Euro movements prior to the closing of the Rodamco acquisition. The net impact is a positive $0.03 year-to-date in FFO from our hedging activities.

  The Rodamco acquisition itself generated $0.04 of accretion from the closing on May 3rd to the end of the quarter. This was more favorable than our initial assumptions, as we did not issue equity to permanently finance a portion of the acquisition until the quarter's end, thus benefiting from lower short-term borrowing costs.

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  Second quarter FFO includes $2.0 million for our share of the operating losses from MerchantWired. However, the writedown to reflect the discontinuance of MerchantWired of $22.5 million, net of tax, does not impact FFO. This is consistent with our past practices regarding asset writedowns of technology investments. This also concludes our technology investments except for a remaining $2 million investment in Project Constellation.

        Statistical highlights at June 30th are:

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  Occupancy increased 120 basis points to 91.5% at June 30, 2002.

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  Sales were slightly up from the year earlier period. Total sales per square foot were $384 per square foot as compared to $380 at June 30, 2001. Comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, were $390 per square foot as compared to $388 at June 30, 2001.

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  Average base rent increased 4.1% to $30.03.

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  The average initial base rent for new mall store leases signed during the first six months of 2002 was $39.59, versus average rents of $32.20 for those tenants who closed or whose leases expired, for a spread of $7.39, or 23%. Despite the difficult economy, our base rent spread has remained strong.

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  Same property NOI growth for the regional mall portfolio for the six months was 3.3%. This calculation excludes the impact of redevelopment activities, disposition properties, and new acquisitions. Approximately 89% of our first six months' mall NOI is considered comparable.

        Our reported statistics include the recently acquired Rodamco portfolio. The SPG regional mall statistics, excluding the Rodamco assets, are as follows:

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  Occupancy would have been 91.6%

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  Total sales per square foot would have been $377 and comparable sales per square foot would have been $383.

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  Average base rent would have been $29.69 per square foot

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  The leasing spread would have been $7.37, which is generated by opening rents of $39.55 versus closing rents of $32.18.

        We believe that the stability of the regional mall and mall leases continues to be validated by our operating results in this challenging economy.

Guidance

        As was published in our release today, we've given guidance for the rest of the year. We project that diluted FFO for the remaining two quarters of 2002 and for the year are as follows:

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  For the third quarter, the range is $0.92 to $0.94

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  For the fourth quarter, the range is $1.16 to $1.19

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  For the year 2002, the range is $3.76 to $3.78

Liquidity and Capital Markets

        On April 16, 2002, we completed a three-year refinancing of our existing $1.25 billion unsecured corporate credit facility. The facility now matures in April 2005 with a one-year extension option. The interest rate, which is pegged to our credit rating, continues to be LIBOR plus 65 basis points. At June 30th, we were drawn to the extent of $743 million on this facility.

        Our interest coverage is 2.4 times, and our FFO payout ratio is below 60%.

Addition to the S&P 500 and Rating Agency Update

        At the close of financial trading on June 25th, Simon Property Group was added to the S&P 500. We were the fourth REIT added to the index, and the first retail REIT. Following inclusion on June 25th, our average daily trading volume has increased to 1.5 million shares. This daily volume is equivalent to that of all of the other public mall companies combined.

        In order to meet the demand of index funds to purchase Simon common stock when the Company was added to the index, we completed a common stock offering of 9 million shares. The capital raised from this offering was also an element of the permanent financing contemplated in the Rodamco acquisition. Net proceeds of approximately $322 million were used to pay down indebtedness under the acquisition facility. The public offering price was $35.94 per share.

        At the time of the Rodamco acquisition announcement in January, SPG was placed under credit watch for potential downgrade by Standard & Poor's and Moody's. While such a move is not unusual for rating agencies as a result of an acquisition transaction, it became readily apparent that the leveraged nature of the Rodamco transaction, as well as the rating agencies' view of the world post 9/11, significantly increased the probability of an SPG downgrade.

        Because of SPG's long history with the rating agencies and our success in financing acquisition transactions while preserving the strength of our balance sheet, both S&P and Moody's have now removed SPG from credit watch and confirmed our ratings at their original Baa1/BBB+ levels, the highest of any public mall company.

        One other quick item before I turn it over to Rick. We have opted to change our accounting policy, retroactive to January 1, 2002, and will now be expensing, as proposed by SFAS 123, as compensation expense the value of stock options at the time of the grant. We believe this treatment is more appropriate of the true intent of option grants. The impact of this change through the first 6 months of 2002 was not meaningful.

        Now I would like to turn the call over to Rick who will discuss our development and disposition activities.

Development Activities

        We inherited two significant redevelopment projects in the RNA assets that we acquired—The Galleria in Houston and SouthPark Mall in Charlotte. The Galleria (of which we own 31%) is undoubtedly one of the best-known and most productive malls in the U.S.—with total sales of over $800 million and sales per square foot of around $600—and is visited by more than 17 million people each year. The Galleria is home to 300 retail stores including Saks Fifth Avenue, Nieman Marcus, Lord & Taylor and Macy's.

        The redevelopment of Galleria will result in an entire mall renovation plus an expansion that will add 70 stores, including Houston's first Nordstrom at 215,000 square feet and Foley's new 250,000 square foot flagship store, increasing the mall's square footage from 1.7 million to 2.4 million. The gross cost of the development is approximately $119 million with an anticipated double-digit stabilized return. The renovation was completed in June of this year while the target date for the expansion is set for the end of March 2003.

        SouthPark Mall, 100% owned by Simon, is a 1.1 million square foot enclosed regional mall currently anchored by Belk, Dillard's, Hecht's and Sears. SouthPark is the dominant shopping center in the Charlotte metropolitan area with sales per square foot in excess of $600 and total sales of over $350 million.

        Construction began earlier this year on a multi-phased expansion of the project. The expansion of Belk and adjacent parking structure are already complete. Work committed for 2002 includes additional structured parking, construction of a new front entry with two signature restaurants—Cheesecake Factory and Maggianos. Future retail component additions include a 153,000 square foot Nordstrom, a 60,000 square foot addition to Hecht's, 50,000 square feet of small shop space and an additional anchor pad. All phases of the project should be completed by spring 2004. The gross cost of the development exceeds $100 million. Tenant interest is very strong for the expansion of this dominant regional mall.

        Another exciting expansion project is Phase III of The Forum Shops at Caesars. This 175,000 square foot, three-level expansion will extend from the existing Phase I structure to the Las Vegas Strip, adding upscale specialty retail tenants and restaurants to further expand Forum's selection of luxury brand merchandise.

        Forum Shops is undeniably the most valuable retail real estate in all of Las Vegas. The project is expected to begin this year with completion in November of 2004. Development costs are expected to approximate $130 million and stabilized returns are anticipated in the low double digits.

        Our only new development project underway is Las Vegas Premium Outlets. This will be our second 50/50 joint venture project with Chelsea Property Group to develop another premium manufacturers' outlet shopping center. The Las Vegas project is similar in size and scope to Orlando Premium Outlets and is scheduled to open in August 2003. The total project cost is approximately $88 million and we expect double digit returns on this investment.

        While our new and redevelopment activities have slowed from prior year levels, we do continue to enhance our portfolio through selective projects, such as the ongoing redevelopment of Florida Mall in Orlando with the addition of Nordstrom, Lord & Taylor and small shops set to open this October; and the addition of Nordstrom and small shop space at Barton Creek Square in Austin set to open September 2003.

Disposition Activities

        In early April, we completed the sale of our 50% interest in Orlando Premium Outlets for $46.6 million in cash plus our pro rata share of property-level debt. We recognized a significant return on our investment—with a book gain of $39 million—and an annualized IRR of 85%. We continue to review other potential investments with Chelsea in addition to Las Vegas Premium Outlets described above.

        On May 31st, we completed the sale of our interests in the five Mills projects to The Mills Corporation, another successful joint venture relationship, for $175 million in cash plus debt. Our total book gain on this transaction (net of tax) was $131 million, with an annualized IRR of approximately 45%.

        The total net gain from all disposition activity, net of a $17 million writedown we took relating to land and predevelopment costs for certain development projects, was $170 million.

        David will now provide a quick overview of the Rodamco transaction, an update on the status of MerchantWired and closing comments.

Rodamco Acquisition

        On May 3rd, Simon, Rouse and Westfield completed the purchase of Rodamco North America. Our share of the gross RNA consideration was approximately $1.6 billion, including the assumption of $547 million of property-level debt and $32 million of preferred stock. We arranged a $600 million, 12-month acquisition credit facility that bears interest at LIBOR plus 65 basis points. This facility is now down to $100 million as a result of our common stock offering as well as the asset sales mentioned earlier. The cap rate on the acquisition was 8.5% going-in, with no synergies or additional revenues from SBV or SBN initiatives factored in. Recent analysis indicates that the properties are already performing above initial underwritten levels.

        Simultaneous with closing, we sold 50% joint venture interests in three RNA assets—Florida Mall, Miami International Mall and West Town Mall—to Teachers Insurance and Annuity Association. They paid $198 million in cash plus the assumption of their pro rata share of debt.

        On July 19, 2002, the Company acquired the remaining 2/3 interest in Copley Place in Boston. The interest in this mixed-use project was purchased from an institutional investor for $118 million plus the pro rata share of debt, at a cap rate of 10.4%. Copley is the dominant retail center in Boston, with sales approaching $700 per square foot. Approximately one-half of Copley's NOI is generated from its office and garage component.

MerchantWired Update

        When I spoke to you last quarter, we and the other members of MerchantWired LLC, were in the final stages of completing a sale of MerchantWired. Completion of the sale was subject to certain conditions, which we satisfied, and we firmly expected the transaction to close by the end of May. However, in June the proposed buyer, Transaction Network Services, Inc. (TNSI) informed Merchant Wired that it would not complete the transaction.

        As a result of TNSI's failure to close, the members of MerchantWired concluded that there was no viable alternative except to discontinue MerchantWired's operations. The ability of our retailer customers to seamlessly transfer their network infrastructure to alternative service providers is critical. Therefore, we elected to keep the MerchantWired network operating until this transition is complete, which will be no later than September 3rd. The members of MerchantWired will make no additional cash contributions, and all of the losses and write-offs associated with this investment have already occurred.

        During the second quarter, we purchased the cable infrastructure installed at 140 Simon malls from MerchantWired. These assets will be used to support various SBV and SBN initiatives (such as the sale of gift certificate cards and sponsor multimedia advertising), as well as for the backbone for communications between our home office and the malls. This asset is valued at $19 million and is being amortized over the next 4 years.

Conclusion

        Before we open the line for Q&A, let me offer a few concluding thoughts on our very busy and successful second quarter.

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  We completed the Rodamco acquisition.

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  We sold our interests in Orlando Premium Outlets and the Mills properties and recognized significant financial gains.

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  We refinanced our corporate credit facility at industry-leading terms.

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  We were added to the S&P 500.

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  We successfully issued 9 million shares of common stock at just under $36 per share.

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  We had our debt ratings reaffirmed

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  We continued to make progress on our capital recycling efforts with the dispositions noted in our press release.

        Couple these events with the continued strength of our core mall portfolio, and I believe that we are well positioned for the remainder of 2002 and beyond.